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                                                                EXHIBIT NO. 99.1






CONTACT:

William D. Morton                      Van Negris / Philip J. Denning
Morton Industrial Group, Inc.          Kehoe, White, Van Negris & Company, Inc.
(309) 263-3300                         (212) 396-0606

FOR IMMEDIATE RELEASE

            MORTON INDUSTRIAL GROUP SECURES NASDAQ SMALLCAP LISTING,
                          TRADING UNDER THE SYMBOL MGRP

MORTON, IL -- sEPtEMBER 10, 1998 -- Morton Industrial Group, Inc. (Nasdaq:MGRP), a leading contract manufacturing supplier to the Construction, Agricultural and Industrial Equipment Manufacturers, today announced that its common stock has commenced trading on the National Association of Securities Dealers Automated Quotation SmallCap Market (Nasdaq) under the symbol MGRP. Morton's stock was previously quoted on the Bulletin Board under the same symbol.

William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., stated: "We believe that this listing on the Nasdaq SmallCap Market should offer increased visibility for trading in Morton's common stock and, hopefully, trading prices which are more responsive to changes in the intrinsic value of the stock.

"1998 has been a year of significant business development at Morton. Morton Industrial Group was formed in January, through the combination of MLX Corp. and Morton Metalcraft Co. We have successfully completed four acquisitions which established our Contract Plastics Division and significantly bolstered our Contract Fabrication Division. We expect the move to the Nasdaq SmallCap Market will benefit our stockholders through increased visibility and liquidity.

"The acceptance for listing on the Nasdaq SmallCap also stands as acknowledgment of the efforts of Morton's managers and employees at every level of the organization whose tireless dedication and spirit have been the mortar with which our new business foundation has been formed. To them, and the Board of Directors who have guided our effort, we say congratulations and thank you."

Morton Industrial Group, Inc. ("Morton" or the "Company") is a supplier of both high-quality metal fabricated and plastic component parts and subassemblies for the off-highway Construction, Agricultural and Industrial Equipment markets. Its annual revenues are approaching $175 million. It provides large original equipment manufacturers (OEMs) with a wide range of services including design, prototype development, precision tool making and production of both metal fabricated and plastic component parts. Additional services provided by Morton include painting, subassembly, packaging, warehousing and just-in-time delivery to customers' production lines. Over a five-year period, from 1993 to 1997, Morton's sales have grown at an average annual compounded rate of approximately 25 percent.


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